AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON __________________

                           REGISTRATION NO: 333-109550

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2
                          Pre-effective Amendment No. 6

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                               DECOR SYSTEMS, INC.
                              ----------------------

           Florida                          7380                               59-3032722
-----------------------------    ----------------------------         ------------------------------
(State of jurisdiction of        (Primary Standard Industrial        (I.R.S. Employer Identification
incorporation or organization)     Classification Code Number)         Number)

             214 Crystal Grove Boulevard, Lutz, Florida, USA, 33548
           ----------------------------------------------------------

                                 (813) 909-7113
                           --------------------------
          (Address and Telephone Number of Principal Executive Offices)

                                   LEE COLVIN
                             Chief Executive Officer
                214 Crystal Grove Boulevard, Lutz, Florida 33548


                                 (813) 909-7113
              -------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                    Copy to:
                                 Hank Vanderkam
                             Vanderkam & Associates
                               1301 Travis, #1200
                                Houston, TX 77002
                                 (713) 547-8900
                               (713) 547-8910 fax

Approximate date of commencement of proposed sale to the public: (July 31, 2005)


Date this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                           CALCULATION OF REGISTRATION
----------------------- --------------------- -------------------- --------------------- -----------------

 Title of Each Class    --------------------   Proposed Maximum      Proposed Maximum    ----------------
 of Securities To Be        Amount To Be      Offering Price Per    Aggregate Offering      Amount of
      Registered             Registered              Share                Price          Registration Fee

----------------------- --------------------- -------------------- --------------------- -----------------
----------------------  --------------------  -------------------  --------------------  ----------------
Common   Stock  $.0001  --------------------  -------------------  --------------------  ----------------
par value per share                1,000,000                $1.00           $ 1,000,000          $126.70*

* previously paid

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                1,000,000 Shares

                               DECOR SYSTEMS, INC.

The registration statement of which this Prospectus is a part relates to the offer and sale by Decor Systems, Inc., a Florida corporation ("Decor," "We," or "Our"), of our securities. Our common stock offered is not listed on any national securities exchange or the NASDAQ stock market.


This offering consists of 1,000,000 common shares, offered by us for $1.00 per share.



Decor's officers will be marketing these securities as a self-underwritten offering. The offering will end one hundred eighty (180) days after the effective date of the registration statement. The minimum purchase requirement is 1,000 shares per investor. The Company will hold, in a trust account in the Company's name, the first $100,000 of proceeds from the sale of shares. Upon receipt of $100,000 in proceeds, which is the minimum amount, the funds will be released from the trust account and no future proceeds from the sale of shares will be held in trust. In the event less than 100,000 shares total are sold, the Company will promptly return the purchase funds to the purchasers.




                                                Underwriting      Proceeds to
                                      Discounts and   Decor    Net Proceeds
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Shares        Offering Price   Commissions    Before Costs      to Decor
--------------------------------------------------------------------------------
1,000,000     $1,000,000         $0.00         $1,000,000        $ 965,000.00
Per share     $        1         $0.00         $        1        $      0.965
--------------------------------------------------------------------------------
100,000       $  100,000         $0.00         $  100,000        $  65,000.00
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Per share     $        1         $0.00         $        1       $        0.65
--------------------------------------------------------------------------------

These Securities involve a high degree of risk and should be considered only by persons who can afford a complete loss of their investment. See "Risk Factors" beginning on page 4. Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


The date of this prospectus is _______________, 2005

                      SUMMARY INFORMATION AND RISK FACTORS

                               PROSPECTUS SUMMARY

This offering consists of 1,000,000 common shares, .0001 par value per share offered by us for $1.00 per share. The shares are being marketed as a self underwritten offering by the officers of Decor. The offering will end one hundred eighty (180) days after the effective date of the registration statement, during which period we will keep this registration statement current by updating the financial statements, related financial disclosures, and any other updates to the operations of the Company.



                                   OUR COMPANY

We were organized under the laws of the State of Florida on October 15, 1990. We are wholesalers and suppliers of plumbing supplies and bathroom decorative products to mass merchandisers and plumbing showrooms. We have begun to develop our own bathroom and kitchen line, which will be produced by contract manufacturers in China.

Decor can be contacted at 214 Crystal Grove Boulevard, Lutz, Florida, USA, 33548. Our phone number is (813) 909-7113.


                                 THE OFFERING

As of June 1, 2005 we had 5,000,000 shares of our common stock outstanding. This offering is comprised of 1,000,000 shares being offered by Decor.

                          FINANCIAL SUMMARY INFORMATION

The following summary financial information and operating data have been derived from the financial statements of Decor for the periods indicated. The following financial data should be read in conjunction with our financial statements and the notes thereto included elsewhere in this registration statement.

                                                   Three Month      Year Ended     Year Ended
                                  Three Month      Period Ended
                                  Period Ended      March 31,
                                                   (unaudited)
                                   March 31,                       December 31,   December 31,
                                  (unaudited)
                                     2005             2004            2004           2003

Statement of Operations
Income statement data:
Revenues                        $    122,227     $   178,610     $   789,486     $   900,303
Expenses                             140,182         179,664         618,646         743,031
Income (loss) from operations        (17,955)         (1,053)        170,840         157,272
Other Income (Expense)                    --              --              --           1,679)
                                   -----------     ----------     -----------     ------------
Income (loss) before income taxes    (17,955)         (1,053)        170,840         155,593
Income tax                                --              --              --              --
Net income (loss)               $    (17,955)    $   (1, 053)    $   170,840     $   155,593
                                   ===========     ==========     ============   =============
Per share data:
Earnings (Loss) per share       $      (0.01)    $     (0.01)    $      0.03     $      0.03
                                   ===========     ==========     ============   =============
Weighted average shares outstanding5,000,000       5,000,000       5,000,000       5,000,000
                                   ===========     ==========     ============   =============
Balance sheet data:

Working capital (deficiency)         178,489         131,726         231,427        118,657

Total assets                         248,407         228,483         303,438        211,034

Long term debt                         7,252         11,371            8,397         12,516

Stockholder Equity                   209,739        164,258          263,439        150,781

                                  RISK FACTORS

The Securities being offered hereby involve a high degree of risk. Prospective investors should consider the following risk factors inherent in and affecting the business of the Company and an investment in the shares. The Company, to it's best knowledge, has included all material risk to the Company in the following discussion.


                                  COMPANY RISKS

If we are unable to raise sufficient funding in this offering, we will be unable to fully implement our business plan.

The implementation of our business plan will require substantial capital. Should we not be able to obtain sufficient proceeds from this offering, we will be unable to fully implement our business plan. This could result in reduced revenue in the future and reduce the Company's ability to grow and expand.

If our products are not accepted, we will be unable to fully implement our business plan.

Our future success will depend, in part, on our ability to increase awareness of our product lines. In order to build product awareness and develop sales, we must succeed in our marketing efforts. Our ability to develop revenues from the products we offer will depend, in part, on the success of our marketing efforts including advertising. If our marketing efforts are unsuccessful or if we cannot maintain our product awareness, our business plan may not be successful.

If we are unable to effectively compete in our industry, we will be unable to fully implement our business plan.

Competition in our industry is intense and many of our competitors, with greater resources than ours, are better able to respond to industry changes. Our competitors, which include established entities such as Kohler, Inc. Vanity Fair, Inc., Cole and Co., and Vintage Vanities, Inc., find it highly desirable to sell competing products to our clients which are retailers and distributors. Specifically, our larger clients such as Home Depot are very attractive to our competitors, because of Home Depot's extensive distribution channels. Substantially all of our existing competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources. As a result, they may be able to respond more quickly to new or emerging styles and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products. These competitors are more able to undertake extensive marketing campaigns, adopt aggressive pricing policies and make attractive offers to potential customers. Our competitors also may develop products that are equal to or superior to the products we sell, or that achieve greater market acceptance.

An investment in the shares will result in an immediate substantial dilution.

Our net book value as of December 31, 2003, with 5,000,000 shares outstanding, was approximately $150,781 or $0.03 per share before giving effect to the offering. Our net book value as of December 31, 2004, with 5,000,000 shares outstanding, was approximately $263,439 or $0.05 per share before giving effect to the offering. Net book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares outstanding.

Assuming the sale of 1,000,000 shares, and after deducting offering expenses estimated at $35,000, our adjusted net book value as of December 31, 2004 would have been approximately $1,228,439 or $0.20 per share. This represents an immediate increase in net book value of $0.15 per share to the existing stockholder and an immediate dilution in net book value of $0.80 per share to the new investors in the shares in this offering. The following table illustrates this per share dilution:

                                                                (Audited)
                                                               December 31,
                                                                  2004

         Offering price per share                              $  1.00
         Net book value per share prior to the offering            .05
         Increase per share attributable to new investors          .15
         Adjusted net book value per share after the offering      .20
         Dilution per share to new investors                       .80

Because the Company's president will continue to control the company, an investor will not be able to influence corporate affairs.

Our principal stockholder, Lee Colvin, owns 100.00% of our common stock and therefore controls our company. As such, he will have significant influence over all matters requiring approval by our stockholders, but not requiring approval of future minority stockholders. In addition, Lee Colvin has the voting power to elect all members of our Board of Directors. Such control could adversely affect the market value of our common stock or delay or prevent a change in control of our company. In addition, Lee Colvin may control most corporate matters requiring stockholder approval by written consent, without the need for a duly-notice and duly-held meeting of stockholders.

Because we do not anticipate paying dividends, you may not earn income on your investment.

As a developing corporation, we do not anticipate paying dividends and therefore, you may never get income from your investment. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, our financial condition, capital requirements, general business conditions and other factors. Future dividends may also be subject to covenants contained in loan or other financing documents we may execute. Accordingly, there can be no assurance that cash dividends of any kind will ever be declared or paid. We have paid dividends in the past, but only because we were an S Corporation as that term is defined by the Internal Revenue Code of 1986, as amended. Under S Corporation rule there is no tax at the corporation level but only the stockholders level. Therefore dividends were paid so that the principal stockholder could pay his federal income tax. The dividend for 2004 was $58,181 and for 2003 was $235,434.

Because we have a limited operating history, you will be unable to fully assess our long-term business potential.

Although Decor was incorporated in October of 1990 it was not fully operational until fiscal year 2000. While we had revenues and earnings for fiscal years 2002, 2003 and 2004, there is no assurance that the Company will continue to grow or be profitable.

We are heavily dependent upon Mr. Lee Colvin, our executive officer. His departure could have a material adverse affect on our development.

Our success is heavily dependent upon the continued active participation of our current executive officer, Lee Colvin. Loss of his services could have a material adverse effect upon the development of our business. We do not maintain "key person" life insurance on the life of Lee Colvin nor do we have a written employment agreement with Lee Colvin. There can be no assurance that we will be able to recruit or retain other qualified personnel should that necessity arise.

Offering Risks - As there is presently no public market for our common stock and a market may never develop, investors may be unable to freely sell their securities.

  We cannot assure that we will be able to obtain a listing for our stock on any market. There is no assurance that our securities will be able to meet the requirements of an exchange or be accepted for listing. If we cannot obtain listing services for our stock, investors may be unable to sell their securities.

If we are unable to establish or sustain a market for our common stock, the stockholders may have limited ability to resell their shares.

Therefore, purchasers of our shares registered hereunder may be unable to sell their securities, because there may not be a public market for our securities. As a result, you may find it more difficult to dispose of, or obtain accurate quotes of our common stock. Any purchaser of our securities should be in a financial position to bear the risks of losing their entire investment.

The officers of the Company have opted to forego the use of a brokerage firm for the sale of securities and will offer the securities for sale themselves.

This may result in less than 100% of the securities offered actually being sold and you may find it more difficult to dispose of, or obtain accurate quotes of our common stock as a result of this. The Company will retain the proceeds from the sale of shares if the sale exceeds $100,000. In the event this 10% minimum is not met, the proceeds will be returned to the purchasers promptly.


                                 USE OF PROCEEDS

All proceeds received by Decor from the sale of shares will be used for working capital. Assuming a sales price of $1.00 per share, the following would be our use of proceeds assuming 25%, 50%, 75% and 100% of the securities offered being sold.
Amount of Securities Sold       250,000      500,000     750,000      1,000,000
                                 shares       shares      shares         shares
Gross Proceeds                 $250,000     $500,000    $750,000     $1,000,000
                               ========     ========    ========     ==========
Expenses of the Offering         35,000       35,000      35,000         35,000
                                 ======       ======      ======         ======
Working Capital                 215,000      465,000     715,000        965,000
                                =======      =======     =======        =======

In the event that less than 25% of the securities offered are sold, we will use the proceeds in a similar manner to a sale of 25% or greater subscription but with pro-rata reductions to our anticipated uses.


We anticipate the following detailed uses of working capital as follows:

1. Cost to hire administrative support staff. We anticipate hiring these individuals as soon as possible. This is a priority and we anticipate using as much as 30% of the offering proceeds for this purpose.

2. Cost to hire or promote middle management employees who will monitor and train service employees. This is also a priority and we anticipate the cost to train and hire/promote these employees will use as much as 40% of the offering proceeds.

3. Cost to convert all contract laborers into employees, and the cost to hire new employees in order to adequately serve clients' stores in the Southeast United States. We anticipate using approximately 15% of the offering proceeds to convert contract laborers into employees and hire new employees.

4. Cost to hire specific set crews for new store sets, remodels and resets. This service is necessary, but a very low priority. The Company anticipates using approximately 5% of the proceeds to hire set crews.

5. Purchase of approximately 60 handheld Dell Axim computers for each service person servicing our accounts and the purchase of software contract for the handheld computers. The Company anticipates using the remainder of the offering proceeds to purchase handheld computers. This is a less important expenditure from the Company's viewpoint and the purchases will only be made after the previous four uses have been satisfied.

In the event less than 100% of the securities offered are sold. The company will reduce its expenditures according to the priority list above, placing the highest priority on the first use and decreasing priority accordingly. The Company will not purchase the handheld computers and software until all of the other uses have been fully met.

The Company will hold, in a trust account in the Company's name, the first $100,000 of proceeds from the sale of shares. Upon the sale of the minimum amount, all funds will be released from the trust account and no further proceeds shall be held in trust.

                         DETERMINATION OF OFFERING PRICE

The offering price of the 1,000,000 common shares being offered by us has been determined arbitrarily and has no relationship to any established criteria of value, such as book value or earnings per share. The price of the common shares is not necessarily indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. The selling price for the shares is fixed at $1.00 per share, a price that was arbitrarily determined immediately preceding their registration.

                                    DILUTION

Our net tangible book value as of March 31, 2005, with 5,000,000 shares outstanding, was approximately $209,739, or $0.04 per share before giving effect to the offering. Net tangible book value represents the amount of total tangible assets less total liabilities, divided by the number of shares outstanding.

Assuming the sale of 1,000,000 shares, and after deducting offering expenses estimated at $35,000, our adjusted net book value as of March 31, 2005 would have been approximately $1,174,739 or $0.20 per share. This represents an immediate increase in net book value of $0.16 per share for March 31, 2005 to the existing stockholder and an immediate dilution in net book value of $0.80 per share for March 31, 2005 to the new investors in the shares in this offering. The following table illustrates this per share dilution:


                                                                    (Unaudited)
                                                                      March 31,
                                                                       2005

   Offering price per share                                           $  1.00
   Net tangible book value per share prior to the offering                .04
   Increase per share attributable to new investors                       .16
   Adjusted net tangible book value per share after the offering          .20
   Dilution per share to new investors                                    .80

Further, assuming the sale of a nominal amount of 750,000 shares, and after deducting offering expenses estimated at $35,000, our adjusted net tangible book value as of March 31, 2005 would have been approximately $924,739 or $0.16 per share. This represents an immediate increase in net tangible book value of $0.12 per share to the existing stockholder for March 31, 2005 and an immediate dilution in net tangible book value of $0.84 per share to the new investors in the shares in this offering. The following table illustrates this per share dilution:

                                                                  (Unaudited)
                                                                    March 31,
                                                                      2005

     Offering price per share                                      $  1.00
     Net tangible book value per share prior to the offering           .04
     Increase per share attributable to new investors                  .12
     Adjusted net tangible book value per share after the offering     .16
     Dilution per share to new investors                               .84

Further, assuming the sale of a nominal amount of 500,000 shares, and after deducting offering expenses estimated at $35,000, our adjusted net tangible book value as of March 31, 2005 would have been approximately $674,739 or $0.12 per share. This represents an immediate increase in net tangible book value of $0.08 per share to the existing stockholder for March 31, 2005 and an immediate dilution in net tangible book value of $0.88 per share to the new investors in the shares in this offering. The following table illustrates this per share dilution:


                                                                  (Unaudited)
                                                                   March 31,
                                                                     2005

   Offering price per share                                        $  1.00
   Net tangible book value per share prior to the offering             .04
   Increase per share attributable to new investors                    .08
   Adjusted net tangible book value per share after the offering       .12
   Dilution per share to new investors                                 .88

Further, assuming the sale of a nominal amount of 250,000 shares, and after deducting offering expenses estimated at $35,000, our adjusted net tangible book value as of March 31, 2005 would have been approximately $424,739 or $0.08 per share. This represents an immediate increase in net tangible book value of $0.04 per share to the existing stockholder for March 31, 2005 and an immediate dilution in net tangible book value of $0.92 per share to the new investors in the shares in this offering. The following table illustrates this per share dilution:


                                                                  (Unaudited)
                                                                   March 31,
                                                                      2005

    Offering price per share                                        $  1.00
    Net tangible book value per share prior to the offering             .04
    Increase per share attributable to new investors                    .04
    Adjusted net tangible book value per share after the offering       .08
    Dilution per share to new investors                                 .92

                            SELLING SECURITY HOLDERS

There are no selling security holders.

                              PLAN OF DISTRIBUTION

This offering consists of 1,000,000 common shares, .0001 par value per share, offered by us for $1.00 per share. The shares will be offered as a self-underwritten offering by the officers of Decor. The offering will end one hundred eighty (180) days after the effective date of the registration statement, during which period we will keep this registration statement current by updating the financial statements, related financial disclosures, and information on the operations of the Company. The minimum amount of shares to be sold is 100,000. If the minimum is not met, all proceeds will be returned to the investors promptly.

The officers plan to distribute these securities through a self-underwritten offering and will be marketing these securities themselves without the use of underwriters.

Pursuant to the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock offered by this prospectus may not simultaneously engage in market making activities for our common stock during the applicable "cooling off" periods prior to the commencement of the distribution.

The officers of Decor are not required to register as broker/dealers as they are exempted under Rule 3a4-1. The officers are associated persons of the issuer, are not subject to any statutory disqualification, will not be compensated in connection with participation of these transactions, is not an associated person of a broker dealer, and meet all the requirements of Rule 3a4-1(a)(4)(ii).

We have advised Mr. Lee Colvin, and other officers of Decor, that during the time as they may be engaged in a distribution of any of the shares we are registering by the Registration Statement, they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. In general, Regulation M precludes any distributing stockholder, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.


Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. We are aware that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock so long as the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. The distribution participants will be required to consult with their own legal counsel to ensure compliance with Regulation M.

Costs

The expenses of the offering are as follows:

SEC Registration Fee                                    $    126
Legal Fees and Expenses*                                  25,000
Printing registration statement and other documents*       1,874
Accounting Fees and Expenses*                              8,000
                                                       ---------
Total                                                   $ 35,000
                                                       =========
*Estimated Figures

                                LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding. We are not aware of any contemplated legal proceeding by a governmental authority or a private party involving Decor.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Our Bylaws provide that we shall have a minimum of one (1) director on the board at any one time. Vacancies are filled by a majority vote of the remaining directors then in office. Our directors and executive officers are as follows:

                          Positions Held       Director Since   Officer Since

      Name     Age
-------------  ------  ----------------------  ---------------  November 1991
Lee Colvin       56    President & Director    1990
-------------  ------  ----------------------  ---------------  February 1992
Cheryl Colvin    48    Secretary & Director    1991

The directors named above will serve until the next annual meeting of our stockholders to be held within six (6) months of the close of our fiscal year or until a successor shall have been elected and accepted the position. Directors are elected for one year terms.

Mr. Lee Colvin and Ms. Cheryl Colvin, the sole officers of Decor, devote 100% of their time in the development and operation of Decor, and they do not participate in any other business activities.

In addition to the above persons, the following are key employees:

                                                                         Age

Name
Karen Rose, Sales and Marketing                                    39
------------------------------------------------------------------ -------------
Tom Love, Research & Development                                   47
------------------------------------------------------------------ -------------

Lee Colvin, Director, President and CEO - Mr. Colvin has 13 years of previous experience as an Account Manager for other manufacturers and manufacturers' reps including Fram Corporation, Providence, Rhode Island; Carrier Corporation, Syracuse, New York; and Puralator Products, Raway, New Jersey, all publicly held corporations. In 1991, Mr. Colvin acquired JJN Sales, Inc., and has worked directly as a manufacturers' rep since that time. For Decor, Mr. Colvin develops and maintains our company vision, oversees all areas and company departments, approves all financial obligations, seeks business opportunities and strategic alliances with other organizations, plans, develops and establishes policies and objectives of business organization in accordance with board directives and company charter, and directs and coordinates financial programs to provide funding for new or continuing operations in order to maximize return on investments and increase productivity. Mr. Colvin has performed these services since inception and devotes 100% of his time to the Company with no other substantial business endeavors.

Cheryl Colvin, Director and Secretary - Ms. Colvin was a cost accountant for a manufacturing company, Malnove, Inc., a privately held corporation located in Omaha, Nebraska. She also possesses extensive customer service and inside sales experience for manufacturers including Lozier Corporation, Packaging Corporation of America, Union Camp and Time Warner. Additionally, Ms. Colvin has experience working in the capacity of manufacturer's rep acquired at Sam Saad & Associates in Omaha, Nebraska. Ms. Colvin joined JJN Sales, Inc. in 1992. For Decor, Ms. Colvin directs financial affairs of our organization, prepares financial analysis of operations for guidance of management, prepares reports, which outline our company's financial position in areas of income, expenses, and earnings, based on past, present and future operations, directs preparation of budgets and financial forecasts, and arranges for audits of our company's accounting. Ms. Colvin has performed these services since 1992. Ms. Colvin is devoted to the Company full time with no other substantial business endeavors.

Karen Rose, Sales and Marketing - Ms. Rose directs our staffing, training and performance evaluations to develop and control sales programs, manages sales distribution by establishing sales territories, quotas, and goals, advises dealers and distributors concerning sales and advertising techniques, analyzes sales statistics to formulate policy and to assist dealers in promoting sales, and manages sales office activities including customer/product/service. Ms. Rose also communicates with large projects and developments to seek new business opportunities and new avenues through which the Company may market manufacturers' products. Karen was appointed to this position by the President of the Company. She has been with the company since July 2000 and is devoted to the Company full time with no other substantial business endeavors.

Tom Love, Research & Development - Mr. Love directs and coordinates our activities relating to research and development of concepts, ideas, specifications, and applications for organization's new products or services. He oversees our product development, including quality control, physical distribution, product and packaging design, new product development, and improvements on existing products. Tom has been with Decor since March 2002. Prior to his employment with Decor, Tom was with Contemporary Marketing, Inc. and provided representation services to Home Depot for tile manufacturers. Tom was appointed to this position by the President of the Company and is devoted to the Company full time with no other substantial business endeavors.

The business address for each of our officers and directors is 214 Crystal Grove Boulevard, Lutz, Florida 33548.

Board Of Directors

All of our directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. There are presently two persons on the board of directors. Our executive officers are elected annually by the board of directors to hold office until the first meeting of the board following the next annual meeting of stockholders and until their successors are chosen and qualified.

Family relationships

There are no family relationships among our officers, directors, or persons nominated for such positions. Mr. Lee Colvin and Ms. Cheryl Colvin were divorced on September 22, 1996.

Promoters

The Company does not have any designated promoters.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of June 20, 2005, 5,000,000 shares of our common stock, $.0001 par value, were outstanding. The following tabulates holdings of our common shares by each person who, as of December 31, 2004, (a) holds of record or is known by us to own beneficially more than 5.0% of our common shares and, in addition, (b) by all of our directors and officers individually and as a group. To the best of our knowledge, each named beneficial owner has sole voting and investment power with respect to the shares set forth opposite his name.

                   Name & Address of Officers & Directors as a                      Nature    Percent
Title of Class     ----------------------------------------------  # Of shares
                   Group  (1)
                   Lee Colvin                                                                 100%
-----------------  214 Crystal Grove Boulevard                     --------------  ---------
Common             Lutz, Florida 33548                             5,000,000       Direct

                                                                                   Direct      100%
                   ----------------------------------------------  --------------
                   Total Officers & Directors as a group           5,000,000
                   (2 persons)

(1) This table is based upon information obtained from our stock records. Unless otherwise indicated in the footnotes to the above table and subject to community property laws where applicable, we believe that each stockholder named in the above table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

Change Of Control

There are currently no arrangements that would result in a change of control of the company.

                            DESCRIPTION OF SECURITIES

The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Qualification

The following statements constitute brief summaries of the material provisions of our Articles of Incorporation and Bylaws, as amended. Such summaries do not purport to be complete; therefore, the full text of the Articles of Incorporation and Bylaws provided in the exhibits hereto should be referred to.

Common Stock

Our Articles of Incorporation authorize us to issue up to 100,000,000 common shares, $.0001 par value per share. As of December 31, 2004, we had 5,000,000 shares of common stock outstanding held by one stockholder.

Liquidation Rights

Upon liquidation or dissolution, each outstanding common share will be entitled to share equally in our assets legally available for distribution to stockholders after the payment of all debts and other liabilities.

Dividend Rights

There are no limitations or restrictions upon the rights of our Board of Directors to declare dividends, and we may pay dividends on our shares in cash, property, or our own shares, except when we are insolvent or when the payment thereof would render us insolvent subject to the provisions of the Florida Statutes. We have paid dividends in the past, to enable our principal stockholder to pay his federal income tax liability because Decor is an S Corporation. These dividends were approved by the board of directors. The dividends for 2004 and 2003 were $58,181 and $235,434 respectively. However, it is not anticipated that any dividends will be paid in the foreseeable future. The dividends were determined arbitrarily by the board of directors.

Voting Rights

Holders of our common shares are entitled to cast one vote for each share held at all stockholders meetings for all purposes. There are no cumulative voting rights.

Other Rights

Our common shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to, or purchase, additional common shares in the event of a subsequent offering. There are no other material rights of the common stockholders not included herein. There is no provision in our charter or by-laws that would delay, defer or prevent a change in control of Decor. No preferred stock is authorized by our corporate articles at this time. We have not issued any debt securities. Each stockholder of Decor will receive an annual report, including audited financial statements. Although Decor is not currently a reporting company, upon approval of this registration statement, it will begin filing quarterly reports on Form 10-QSB and annual reports on Form 10-KSB.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

Our financial statements for the fiscal year ended December 31, 2003 were audited by Ferlita, Walsh & Gonzales, P.A., Independent Certified Public Accountants and for December 31, 2004 by Alan K. Geer, P.A., Independent Certified Public Accountants and have been included in this Prospectus in reliance upon their report included in Item 22 and upon the authority of said firms as experts in accounting and auditing giving said reports.


The validity of the common stock offered hereby will be passed upon for us by the firm of Vanderkam & Associates, Houston, Texas. Neither the firm nor any individual of the firm has any interest in Decor Systems, Inc.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

                     ORGANIZATION WITHIN THE LAST FIVE YEARS

We were organized under the laws of the State of Florida on October 15, 1990 under the name of JJN Sales, Inc. The Company was initially formed to sell and represent hardware and related equipment to retailers. On October 10, 2002 we changed our name to Decor Systems, Inc.

                DESCRIPTION OF BUSINESS HISTORY AND ORGANIZATION

Decor Systems, Inc. began as JJN Sales, Inc. d/b/a Sunshine Sales in 1991 as a manufacturers' representative firm. Our business then and now included selling manufacturer's products through retail distributors. These retail distributors included Scotty's Home Improvement, The Home Depot, Lowes, 84 Lumber, Builder's Square, Ace Hardware and high-end plumbing distributors and showrooms. As the Company developed, the Company determined that decorative fixtures were gaining in popularity and the decorative side of the business was born. We have represented an increasing amount of decorative lines through the years. The Company changed it's name in 2002 to Decor Systems, Inc., however the Company continues to do business as Sunshine Sales.

The Home Depot, Inc. experienced very rapid growth during the 1990's. This rapid growth allowed the Company to access a large product market as the Company had good relations and contacts with Home Depot's purchasing agents. Home Depot remains an excellent customer and Decor Systems intends to maintain their relationship by providing a link between manufacturers' products and Home Depot, Inc. The Company is constantly seeking new manufacturers products to market to and through Home Depot. Home Depot accounted for approximately 35% of year ended 2004 sales. The Company estimates that sales to Home Depot will account for less than 25% of revenues for the year ended December 31, 2005.

Additionally, the high end decorative plumbing business began to grow rapidly and more contract sales people were added to service that business. Due to rapid construction and an influx of retiree's, Florida continues to be one of the strongest markets in the country for high end plumbing. We started with one employee working this market in 1991, and now have 5 employees dedicated to this business. The Home Depot also recognized this market as one they were not capturing with their traditional stores, and has opened a division called Expo to compete for market shares. There are five Expo stores in Florida, and we do business with them for our high end manufacturers. Additionally, we currently market high end decorative plumbing fixtures to developers and construction contractors and products the Company represents are increasingly being used by condominium and hotel developers and builders.

The two different types of plumbing fixtures we represent are plain plumbing fixtures and decorative fixtures. Mechanically there is little difference between the two types of fixtures. However, aesthetically, decorative fixtures are more appealing and as such draw a higher price. A decorative fixture may sell for 300% more than a non-decorative fixture simply because of a more modern or attractive design. These decorative fixtures are considered by many customers to be more elite or of a higher status than regular fixtures and as such have gained popularity.

The Company now concentrates it's efforts on plumbing fixtures and has substantially abandoned it's efforts in sales of other products.

The Company has been looking at similar companies to acquire or with which to form strategic alliances. In our efforts to continue to grow, we have affiliated with other rep groups, namely, SunCoast Marketing, to service the entire Southeast region for The Home Depot. We currently use this affiliation as contract labor for service, and our intention is to purchase this and other companies and combine them as one under the Decor Systems umbrella so that we will be able to service a larger number of customers and manufacturers. There are currently no formal agreements to acquire any organization, and the aforementioned strategic alliances are not formal agreements. The Company simply has good working relationships with other organizations.

We currently provide services throughout the Southeast United States including Florida and as far north as Virginia, as far west as Mississippi. We also provide service in Puerto Rico.

We act as manufacturers' representatives for plumbing supplies and fixtures. Manufacturers we represent include Duravit, Hams, Grohne and Blanco American. In addition to supplying these products we also create and maintain product displays in stores. We do not maintain formal contracts with these manufacturers. The informal agreement summarized is that as long as we can assist them in selling and marketing their products, they will pay commissions to us, and as long as they pay competitive commissions and offer good products, we will assist them in selling and marketing their products.

Plumbing fixtures represent substantially all of our sales. From time to time, we will discover a non-plumbing product or product line which we will present to retailers for sale, however, our focus is on plumbing fixtures and no material efforts are placed into other products. Plumbing fixtures consist of three different basic products, sinks, toilets, and accessories. Accessories consist of faucets and other devices designed to be used with and complement a sink, toilet, or possibly a bathtub. Substantially all of our revenues are generated by commissions from sales of these three products. As most of these products that we represent are manufactured in product lines, i.e. a sink has a matching toilet and faucet, and are typically sold together, we do not segregate our costs and revenues into separate categories of products.

Our purchases and sales are not conducted pursuant to any long-term contracts or written agreements and we do not have any long-term contracts or agreements with manufacturers or retailers. All sales are on a current purchase order to purchase order basis and are based on present relationships with the buyers. The Company believes the area of greatest potential growth in the decorative market is in the area of high end decorative plumbing products and fixtures.

When a retailer or distributor purchases a manufacturers product for inventory, a sale is recognized, and Decor recognizes commission revenue. This commission revenue is subject to returns and allowances. Historically our returns and allowances have been less than 5% of total sales.

We have no patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts. In addition, we do not require any government approval for the sale of our product. There are no current government regulations and none are anticipated which should affect our business.

Customer profile
Decor's target market includes retailers that sell plumbing products, and numerous builders, contractors, developers and fabricators. Typical customers for our products are retailers and construction professionals. In addition to mass marketing, we anticipate direct marketing to as many high-end plumbing and hardware showrooms, throughout the United States, as staffing permits. The Company believes the products represented will sell at most retailers..

In 2004, approximately 38% of our sales were sales of products made by one manufacturer. See the notes to the financial statements for further information.

Advertising and promotion
Our advertising strategy consists of placing product ads in trade magazines, renting booths at trade shows, and direct marketing displays in retail stores.

We will budget our advertising at 5% of our total sales.

We estimate that the company expends between $15,000 to $20,000 per year in product research costs, comprising mostly of travel expenses incurred in order to meet potential product manufacturers and suppliers and meet potential customers. Research and Development is primarily the search for new materials and products. As we locate new materials and products, our employees will present samples or sales literature to customers to determine the level of interest in the new products. This process requires travel and attendance at trade shows.

Research & Development

The Company does currently participate in any research and development activity.

Public relations

During the next 2 years, we anticipate continuing our current public relations strategy of maintaining retailers' and contractors' awareness of products through direct marketing and communication. We also intend to increase public awareness of our products and services through additional marketing by placing ads in trade magazines, regional design magazines, and national publications on bath design. We have had limited advertising to date pending receipt of additional capital or operating funds into our company.

Employees

As of the date of this prospectus, we have 6 full-time employees. None of our staff is represented by a labor union. We believe that our relationship with our employees is good. Competition for qualified personnel in our industry is intense.

Suppliers

We utilize Importers International in Tampa, Florida as our primary contact for China. We also purchase and represent products from a number of large suppliers including Blanco American, Crystal Vessel, Duravit, USA, Flitz Manufacturing, Graff Faucets, Gravity Glass, Natphil America, FT Runitterie, Qualitek, and Union Tool. In representing products, from time to time the Company will enter into informal agreements, however, due to the rapidly changing needs of customers and suppliers, we refrain from entering into long term supply or sales contracts. These informal agreements are not written formal agreements.

Competition

We currently represent an insignificant percentage of the business of selling plumbing fixtures. A large number of established and well-financed entities, including small public companies and venture capital firms, are engaged in businesses similar to ours. In addition, these companies are better financed and have a broader range of clients, which makes it easier for them to expand into the market that we are attempting to enter. Nearly all of these entities have significantly greater financial resources, technical expertise and managerial capabilities than we do. These competitive factors may reduce the likelihood of our identifying and consummating a successful business combination. Companies that compete in this market are Kohler, Vanity Flair, Cole and Co. and Vintage Vanities. Our competitors are able to charge competitive prices relative to market demands.

The nature of The Home Depot sales representation is very competitive and depends greatly on personal relationships. Between Decor Systems and SunCoast Marketing, we have personnel with many years of experience in the industry and who have developed invaluable relationships with The Home Depot upper management.

We believe we are one of the larger representatives of decorative plumbing hardware in the state. Most companies, which act as sales representatives for manufacturers, are one or two person organizations that operate out of homes. We have four salespersons and a staffed office. Each salesperson has significant experience in this industry. Because of larger staff, we seek different avenues of business, including calling on stone fabricators, developers, architects, and designers. Smaller companies are unable to provide this coverage.

The Company anticipates being able to compete with competition because of the.Company's size, the representatives' experience, and the Company's ability to target a diverse clientele.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

                             Selected Financial Data
This discussion contains forward looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors including those set forth under "Risk Factors" and elsewhere in this prospectus. The following information is selective and qualified in its entirety by the detailed information (including financial information and notes thereto) appearing elsewhere in this prospectus. The entire prospectus should be read and carefully considered by prospective investors before making a decision to purchase common stock.

The following selected financial data should be read in conjunction with our financial statements and the notes attached thereto.


Three Month Period Ended March 31, 2005 compared to Three Month Period Ended March 31, 2004 unaudited.

Commission Revenue

Commission revenue for the three month period ended March 31, 2005 decreased by $56,384 or 31.5% to $122,227 from $178,610 for the three month period ended March 31, 2005. This decrease is principally attributable to a decrease in sales with Home Depot.

Operating Expenses

Operating expenses decreased by $55,020 or 32% to $115,500 for the three-month period ended March 31, 2005 from $170,520 for the three month period ended March 31, 2004. This decrease resulted from realigning employee expenses with a reduction in bonuses and commissions paid.

General and Administrative Expenses

General and administrative expenses increased by $15,538 or 170% to $24,682 for the three-month period ended March 31, 2005 from $9,144 for the three-month period ended March 31, 2004. This increase resulted primarily from an increase in accounting and legal expenses related to this proposed stock offering.

Other Income (Expense)

Other Income and Expense was $0 for the three-month period ended March 31, 2005 and 2004.

Income Taxes

The company's estimated tax liability is $0 for the three-month period ended March 31, 2005, as the company remains an S corporation.

Net Income

As a result of the foregoing, net income for the three-month period ended March 31, 2005 decreased $16,902 to $(17,955) net loss from $(1,053) net loss for the three month period ended March 31, 2004.

Liquidity and Capital Resources

As of March 31, 2005, we had cash of $150,223 and working capital of $178,489. This compares with cash of $117,290 and working capital of $131,726 as of March 31, 2004.

Cash provided by operating activities totaled $2,742 for the three month period ended March 31, 2005 compared to $71,138 for the three month period ended March 31, 2004. The decrease of $68,766 is primarily attributable to a reduction in net income of $16,902, as well as a smaller decrease in accounts receivable for the three month period ended March 31, 2005 of $18,045 compared to a decrease of $30,214 for the three month period ended March 31, 2004, and a small decrease in accrued expenses for the three month period ended March 31, 2005 of $186 compared to an increase of $38,290 for the three month period ended March 31, 2004.

Cash flows used in investing activities totaled $357 for the three month period ended March 31, 2005 and $0 for the period ended March 31, 2004. The amount used in investing activities for the period ended March 31, 2005 represents purchases of fixed assets.

Cash used in financing activities totaled $36,890 for the three month period ended March 31, 2005 and $19,789 for the three month period ended March 31, 2004. $35,745 of the cash used in financing activities for the three month period ended March 31, 2005 was attributable to a dividend distribution to the primary stockholder, and $1,145 was used for the repayment of a promissory note. For the three month period ended March 31, 2004, $18,644 was attributable to a dividend distribution to the primary stockholder and $1,145 for the repayment of a promissory note.

Historically, we have financed our operations with cash generated by earnings. However, as the requirements of major customers are changing, requiring more inventory and extended payment terms, our capital needs are also changing. And as we launch our home fixture operations it will also require additional capital. Therefore, unless we are able to raise additional capital, or procure third party financing, we will have insufficient capital to fully implement our business plans for the next twelve months.

Because of this, we have begun the registration process to sell our shares and raise capital. We have had preliminary discussions with financial institutions for a line of credit which would be backed by receivables. In the future, management may also seek private equity sources. It is anticipated that to fully implement our business plan, we will require up to $2,000,000 of additional capital. Management believes that with this offering and backing sources, it will be able to generate this additional capital. However, in the event we are unable to raise the full $2,000,000, our business plan will have to be scaled back by dropping some of our existing customers and reducing our sales efforts.

Specifically, if we are unable to sell the entire 1,000,000 shares we will continue operations and continue seeking funding from other sources in order to fully implement our business plan. More information is available under the section entitled Use of Proceeds.

We believe our working capital of $178,489 as of March 31, 2005 is sufficient to satisfy our cash requirements and sustain operations throughout the year ended December 31, 2005.

Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003 audited

Commission Revenue

Commission revenue for the year ended December 31, 2004 decreased by $110,817 or 12.3% to $789,486 from $900,303 for the year ended December 31,2003. This decrease is principally attributable to changes in Home Depot's policies regarding Manufacturer's Reps, which has contributed to the decline in the large retail home center activity. However this decline was partially off set by growth in the higher end specialty product sales.

Operating Expenses

Operating expenses decreased by $125,848 or 18 % to $555,291 for the year ended December 31, 2004 from $681,139 for the year ended December 31, 2003. This decrease resulted primarily from a decrease in commission expenses of $36,698 and a decrease in contract labor of $98,900.

Employee salaries and payroll expenses constitute our largest operating expense. For the year ended December 31, 2004 these expenses totaled $315,378 and for the year ended December 31, 2003 they totaled $324,490.

General and Administrative Expenses

General and administrative expenses increased by $1,463 or 2.3% to $63,355 for the year ended December 31, 2004 from $61,892 for the year ended December 31, 2003. This nominal increase was due to normal small fluctuation within this expense group.

Other Income (Expenses)
Other expenses decreased by $1,679 or 100% to $0 for the year ended December 31, 2004 from $1,679 for the year ended December 31, 2003. For the year ended December 31, 2003, our other expenses of $1,679 consisted of a loss on disposal of an asset.

Income Taxes

No provision for income taxes has been made in either year, as a sub-chapter S Election was in effect for both years. Under the rules for an S Corporation, there is no tax at the corporate level, only at the stockholder level.

Net Income

As a result of the foregoing, net income increased by $15,247 or 10.0% to $170,840 for the year ended December 31, 2004 from $155,593 for the year ended December 31, 2003.

Liquidity and Capital Resources.

As of December 31, 2004, we had cash of $184,728 and working capital of $231,427. This compares with cash of $65,940 and working capital of $118,657 as of December 31, 2003.

Cash provided by operating activities totaled $188,529 for the year ended December 31, 2004 compared to $208,926 for the year ended December 31, 2003. This decrease of $20,397 is primarily attributable to a smaller decrease in accounts receivable for the year ended December 31, 2004 of $21,384 compared to a decrease of $52,682 for the year ended December 31, 2003, and a larger decrease in accrued expenses for the year ended December 31, 2004 of $16,137 compared to a decrease of $6,158 for the year ended December 31, 2003. These factors were offset primarily by a higher net income for the year ended December 31, 2004 of $170,840 compared to $155,593 for the year ended December 31, 2003 and a higher depreciation expense of $14,655 for the year ended December 31, 2004 compared to $6,877 for the year ended December 31, 2003.

Cash used in investing activities totaled $7,441 for the year ended December 31, 2004 and $5,622 for the year ended December 31, 2003. The amount used in investing activities for the years ended December 31, 2004 and 2003 represents purchases of fixed assets. The Company has no future plans for additional capital commitments other than payments on current leases and long term debt.

Cash used in financing activities totaled $62,300 for the year ended December 31, 2004 and $240,014 for the year ended December 31, 2003. For the year ended December 31, 2004 $58,181 was attributable to a dividend distribution to the primary stockholder and $4,119 for the repayment of a promissory note. For the year ended December 31, 2003, $235,434 of the cash used in financing activities was attributable to a dividend distribution to the primary stockholder, and $4,580 was used for the repayment of a promissory note.

The Company anticipates that it can continue it's operations indefinitely with current working capital, however the Company will not be able to grow, expand and implement it's business plan absent access to outside capital.

                             DESCRIPTION OF PROPERTY
Our corporate headquarters are located in an approximately 1,400 square foot facility in Lutz, Florida leased from the property owner, Shoemaker and Associates, an unrelated party, under an office service agreement expiring in September of 2005. We believe our present office space is suitable for our current operations.

Of the 1,400 square feet of rented space, all 1400 square feet is comprised of finished office space.

The lease expires on September 25, 2005. The monthly rental obligation under the lease is $1,560, plus sales tax and additional rent. Additional rent is comprised of real estate taxes and other operating expenses as provided under the terms of the lease, and any other charges for which we are responsible under the lease. The rental amount is payable to the landlord each month on the first day of the month during the term of the lease.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We intend that any transactions between us and our officers, directors, principal stockholders, affiliates or advisors will be on terms no less favorable to us than those reasonably obtainable from third parties. To date there have been no related party transactions.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

There is no established public trading market for our securities. None of our common stock is subject to outstanding options or warrants to purchase our shares. There are 5,000,000 shares of our common stock outstanding, all of which are restricted securities. The restricted securities as defined under Rule 144 of the Securities Act may only be sold under Rule 144 or otherwise under an effective registration statement or an exemption from registration, if available. Rule 144 generally provides that an affiliate, including directors, officers and control stockholders, who has satisfied a one year holding period for the restricted securities may sell, within any three month period subject to certain manner of resale provisions, an amount of restricted securities which does not exceed the greater of 1% of a company's outstanding common stock or the average weekly trading volume in such securities during the four calendar weeks prior to such sale. Sales under Rule 144 must also be made without violating the manner-of-sale provisions, notice requirements, and the availability of public information about us. A sale of shares by such security holders, whether under Rule 144 or otherwise, may have a depressing effect upon the price of our common stock in any market that might develop.

Penny stock considerations

Our common stock is expected to trade on the over-the-counter electronic bulletin board or on the Pink Sheets and, therefore, is subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock". A penny stock is generally defined as any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions.

Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales requirements on broker-dealers who sell penny stocks to persons other than established customers and "accredited investors". An accredited investor is generally defined as an investor with a net worth in excess of $1,000,000, or annual income exceeding $200,000 individually or $300,000 together with a spouse.

Pursuant to Rule 15g-9 of the Securities Exchange Act of 1934, for these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotation for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. This information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could, in the event the common stock were deemed to be a penny stock, discourage broker-dealers from effecting transactions in our common stock which could severely limit the market liquidity of the common stock.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may someday be subject to such penny stock rules and our stockholders will, in all likelihood, find it difficult to sell their securities.

No market exists for our securities and there is no assurance that a regular trading market will develop or if developed will be sustained. A stockholder in all likelihood, therefore, will not be able to resell the securities referred to herein should he or she desire to do so. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. There are no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of our securities.

As of the date of this registration, we had one (1) holder of record of our common stock. We currently have one class of common stock outstanding and no preferred shares outstanding.

Transfer agent and registrar

We anticipate the registrar and transfer agent for our common shares will be Pacific Stock Transfer. Its address is 500 E. Warm Springs, Suite 240, Las Vegas, NV, 89119 and its telephone number at this location is (702) 361-3033.

                             EXECUTIVE COMPENSATION

The following table sets forth the salaries and directors' fees we expect to pay to our executives on an annual basis:

                           Summary Compensation Table

                           Annual Compensation                          Long Term Compensation
Name and      Year Salary   Bonus    Other annual                        Awards                       Payouts
                                                        ------------------------------------------    -------
Principal          ($)               Compensation     Restricted        Securities         LTIP   All other compensation (1)
Position                                 ($)         stock award(s)     Underlying        Payouts        Options/SARS ($)
----------------------------------------------------------------------------------------------------------------------------

Lee Colvin        2004     120,000       -          58,181 (Dividends)        -            -               -             -
President         2003     120,000       -         235,434 (Dividends)        -            -               -        13,287
& Director

(1)This compensation is a Life Insurance policy. The Company pays the premiums on a policy as a benefit to Mr. Colvin.

We do not have an audit committee, nor do we have a compensation committee. We anticipate forming these committees within the next twelve months.

We reimburse our directors for expenses incurred in connection with attending board meetings but we do not pay our directors fees or other cash compensation for services rendered as a director.

We have not granted any stock options to the named executive officer. None of our employees are employed pursuant to employment agreements.

             Report of Independent Registered Public Accounting Firm



The Board of Directors and Stockholder
Decor Systems, Inc.
Lutz, Florida


We have audited the balance sheet of Decor Systems, Inc. (an S corporation) as of December 31, 2003 and the related statements of income, changes in stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Decor Systems, Inc. as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 8 to the financial statements, the Company has restated it's 2002 financial statements during the current year to reflect accrued expenses at December 31, 2002. The other auditors reported on the 2002 financial statements before the restatement.


Ferlita, Walsh & Gonzalez, PA
Tampa, Florida
November 22, 2004

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholder
Decor Systems, Inc.
Lutz, Florida



We have audited the balance sheet of Decor Systems, Inc. as of December 31, 2004, and the related statements of income, changes in stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Decor Systems, Inc. as of December 31, 2003, were audited by other auditors whose report, dated November 22, 2004, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2004 financial statements referred to above present fairly, in all material respects, the financial position of Decor Systems, Inc. as of December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.




Alan K. Geer, P.A.
Tampa, Florida
May 26, 2005

Decor Systems, Inc.
Balance Sheets
                                                     As of December 31,
                                                   2004               2003
                                                   ----               ----
ASSETS

CURRENT ASSETS
   Cash                                        $ 184,728           $  65,940

   Accounts receivable                            76,121              97,505
   Prepaid expenses                                2,180               2,949
                                                ---------           ---------
                                                 263,029             166,394



 FIXED ASSETS
   Equipment, Vehicles and Fixtures               63,711              71,063
   Accumulated Depreciation                      (29,255)            (29,393)
                                               ----------           ---------
                                                  34,456              41,670

OTHER ASSETS
   Deposits                                        1,500               2,970
   Prepaid Lease Costs                             4,452                   -
                                           -----------------        ---------
                                                   5,952               2,970

       TOTAL ASSETS                        $     303,438           $ 211,034
                                           =================       ==========

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accrued expenses                        $      27,022           $  43,157
   Current portion of long-term debt               4,580               4,580
                                           -----------------       ----------

                                                  31,602              47,737
LONG-TERM DEBT,
   Less current portion                            8,397              12,516
                                           -----------------       ----------
                                                   8,397              12,516

STOCKHOLDER'S EQUITY
   Common   Stock,$.0001   par  value,
100,000,000     shares     authorized;
5,000,000 issued and outstanding                     500                 500
   Additional paid-in capital                        550                 550
   Retained Earnings                             262,389             149,731
                                           -----------------      -----------
                                                 263,439             150,781

        TOTAL LIABILITIES AND
        STOCKHOLDER'S EQUITY                  $  303,438          $  211,034
                                           =================      ===========

                 The accompanying notes are an integral part of
                          these financial statements.

Decor Systems, Inc.
Statements of Income
                                                For the Years ended December 31,
                                                     2004            2003
                                                     ----             ----

COMMISSIONS REVENUE                                  $ 789,486      $ 900,303


OPERATING EXPENSES
   Contract labor                                       73,879        172,779
   Commissions                                          77,473        114,171
   Salaries and payroll taxes                          315,378        324,490
   Rent and utilities                                   39,497         42,993
   Depreciation                                         14,655          6,877
   Other operating expenses                             34,409         19,829
                                                 -------------- --------------
                                                       555,291        681,139
GENERAL AND ADMINISTRATIVE EXPENSES
   Accounting and legal                                 19,933         18,589
   Officer's life insurance                             13,394         13,287
   Travel                                               19,831         21,204
   Other administrative expenses                        10,196          8,812
                                                 -------------- --------------
                                                        63,355         61,892
                                                 -------------- --------------
INCOME FROM OPERATIONS                                 170,840        157,272

OTHER INCOME (EXPENSE)
   Gain (loss) on disposal of fixed assets
                                                             -        (1,679)
                                                 -------------- --------------
TOTAL OTHER INCOME (EXPENSE)                                 -        (1,679)

                                                 -------------- --------------
NET INCOME                                           $ 170,840     $  155,593
                                                 ============== ==============

WEIGHTED AVERAGE SHARES OUTSTANDING                  5,000,000      5,000,000
EARNINGS PER SHARE                                    $   0.03      $    0.03
                                                 ============== ==============


                 The accompanying notes are an integral part of
                          these financial statements.

Decor Systems, Inc.
Statements of Cash Flows

                                                              For the Years ended December
                                                                           31,
                                                                  2004           2003
                                                                  ----           ----

CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income                                                 $   170,840     $   155,593
 Adjustments to reconcile net income to net cash provided
 by operating activities:
 Depreciation expense                                            14,655           6,877
 (Gain) loss on disposal of  fixed assets                             -           1,679

 (Increase) decrease in:

    Accounts receivable                                          21,384          52,682

    Prepaid Expenses                                                769          (1,747)

    Deposits / Lease Costs                                       (2,982)              -
 Increase (decrease) in:

    Accrued Expenses                                            (16,137)         (6,158)
                                                              ----------        ----------

NET CASH PROVIDED BY OPERATING ACTIVITIES                       188,529         208,926

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of fixed assets                                       (7,441)         (5,622)
                                                             -----------        ----------

NET CASH USED BY INVESTING ACTIVITIES                            (7,441)         (5,622)

CASH FLOWS FROM FINANCING ACTIVITIES
 Distributions to stockholder                                   (58,181)       (235,434)
 Payments on long-term debt                                      (4,119)         (4,580)
                                                             -----------       -----------
NET CASH USED BY FINANCING ACTIVITIES                           (62,300)       (240,014)

NET INCREASE (DECREASE) IN CASH                                 118,788         (36,710)


CASH AT BEGINNING OF PERIOD                                      65,940         102,650
                                                             -----------       -----------
CASH AT END OF PERIOD                                         $ 184,728        $ 65,940
                                                             ===========       ===========

 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION Cash paid during the year for:
Interest                                           $   -           $   397
Income Taxes                                       $   -           $     -



                 The accompanying notes are an integral part of
                          these financial statements.

STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

For the Years Ended December 31, 2004 and 2003

                                                    Additional                       Total
                                                    Paid-in      Retained        Stockholder's
                                Common Stock        Capital      Shares            Equity
                             Shares       Amount

Balance at December 31,
2002-as restated          5,000,000       $ 500     $ 550      $229,572          $230,622

Net income                                    -         -       155,593           155,593

Distributions                                 -         -      (235,434)         (235,434)
                         ===========     =======   =======   ===========        ==========
Balance at December 31,
2003                      5,000,000         500       550       149,731           150,781

Net income                                    -         -       170,840           170,840

Distributions                                 -         -       (58,181)          (58,181)
                         ===========     =======   =======   ===========        ==========
Balance at December 31,
2004                      5,000,000        $500      $550      $262,390          $263,440
                         ===========     =======   =======   ===========        ==========

                 The accompanying notes are an integral part of
                          these financial statements.

                               DECOR SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 and 2003
================================================================================


COMPANY'S ACTIVITIES

Decor Systems, Inc. began business in 1991 with wholesale sales and service to large retail home centers and by representing a line of high-end faucets sold by plumbing showroom businesses. From this, the Sunshine Decorative Marketing division was developed. The retail home center division is called Sunshine Sales.

The Sunshine Decorative Marketing division works with a different type of business than the home center business. The division represents a line of manufacturers to sell high-end plumbing fixtures to plumbing showroom wholesale accounts. These fixtures are generally used in expensive, custom-built homes and are special custom orders.

The Sunshine Sales division continues in sales and service to large retail home centers.


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Company's revenue is derived from commissions from sales agreements with the various manufacturers. Each manufacturer represented pays the commissions based on actual sales. Revenue is recognized when the commissions are earned. The commissions are normally paid the following month.

Allowance for Doubtful Accounts

No allowance for doubtful accounts was recorded in 2004 or 2003 because all accounts receivable were subsequently received by the dates of the audits.

Property and Equipment

Property and equipment is carried at cost and includes expenditures which substantially increase the useful lives of existing assets. Maintenance, repairs and minor renewals are expensed as incurred. When property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation is removed from the respective accounts and any gain or loss on disposition is credited or charged to earnings.

                               DECOR SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 and 2003
================================================================================


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and Equipment - Continued

Depreciation is provided principally on the straight-line method over the estimated useful lives as follows:

                                               Vehicles                  5 years
                                               Equipment and Fixtures  5-7 years

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheets for cash, commissions receivable, accrued liabilities, and notes payable are a reasonable estimate of fair market value.

Income Taxes

The Company, with the consent of its stockholder, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements.

Significant tax/book differences include recording income on an accrual basis for financial reporting versus a cash basis for tax reporting.

The following represents significant tax/book differences at December 31:

                                                        2004             2003
                 Accounts receivable:
                       Tax basis                   $       -        $        -
                       Book basis                  $  76,121        $   97,505
                  Property and Equipment-net
                        Tax basis                  $  22,914        $   25,865
                        Book basis                 $  34,456        $   41,670
                 Accrued expenses:
                       Tax basis                   $       -        $        -
                       Book basis                  $  27,021        $   43,157

                               DECOR SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 and 2003
================================================================================


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES(CONTINUED)

Cash and Cash Equivalents

For purposes of the statement of cash flows, Decor Systems, Inc. considers amounts held by financial institutions and short-term investments with an original maturity of 90 days or less to be cash equivalents. The Company maintains cash balances at one financial institution in Tampa, Florida. The accounts are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2004 and 2003, the Company's uninsured bank balances equaled $99,471 and $-0- respectively.

Inventory

The Company does not maintain any inventory.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.


NOTE 2 - PREPAID EXPENSES

Prepaid expenses at December 31, 2004 consisted of prepaid rent of $1,605 and prepaid lease expense on a vehicle operating lease of $575. Prepaid expenses at December 31, 2003 consisted solely of prepaid employee leasing costs.


NOTE 3 - LEASES

In September 2004, the Company entered into a one year renewable lease agreement for its office space. The current monthly rental payments are $1,605. Prior to this, the Company rented its office on a month-to-month basis, with monthly rental payments of $2,667. For the years ended December 31, 2004 and 2003, rent expense on the office amounted to $28,916 and $32,244 respectively.

                               DECOR SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 and 2003
================================================================================



NOTE 3 - LEASES (CONTINUED)

On December 31, 2004 the Company entered into a 36-month operating lease for a vehicle. The monthly lease payments are $575. The initial lease costs of $4,452 are shown in the other assets section of the balance sheet under prepaid lease costs. These will be amortized over the life of the lease beginning in January, 2005.

The future minimum lease payments required are as follows:

                  Years Ending

                        2005                $ 6,900
                        2006                  6,900
                        2007                  6,900
                        2008                      0
                        2009                      0
                                           ---------
                                            $20,700

In addition, the Company leases equipment for operations under short-term operating leases on an as needed basis. For the years ended December 31, 2004 and 2003, equipment lease expense amounted to $-0- and $2,461 respectively.


NOTE 4 - FIXED ASSETS AND DEPRECIATION

Fixed Assets
                                              2004               2003
                                              ----               ----
         Furniture & Fixtures               $10,873           $19,522
         Vehicles                            38,424            38,424
         Office Equipment                    14,414            13,117
                                           ----------        ----------
                                            $63,711           $71,063

Accumulated Depreciation
                                              2004               2003
                                              ----               ----
         Furniture & Fixtures               $ 7,683            $15,752
         Vehicles                            13,208              8,405
         Office Equipment                     8,364              5,236
                                          ----------          ----------
                                            $29,255            $29,393
                                          ----------          ----------
                  Net Fixed Assets          $34,456            $41,670

                               DECOR SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 and 2003
================================================================================

NOTE 5 - ACCRUED EXPENSES

Accrued expenses at December 31, 2004 consisted of commissions payable, contract labor payable and credit cards payable. Accrued expenses at December 31, 2003 consisted primarily of commissions payable.


NOTE 6 - NOTE PAYABLE

The Company has a note payable with a balance of $12,977 as of December 31, 2004 and $17,096 as of December 31, 2003 that is secured by a vehicle. The note does not bear interest, matures in 2007, and requires monthly payments of $382.

Maturities of the note are as follows:


                  Years Ending

                        2005                $ 4,580
                        2006                  4,580
                        2007                  3,817
                        2008                      0
                        2009                      0
                                            --------
                                            $12,977

NOTE 7 - CONCENTRATIONS

Approximately 38% of the Company's commissions revenue for 2004 was earned from sales made on behalf of one manufacturer. The dependency of the Company on sales made on behalf of this one manufacturer could impact the future operating results of the Company were the Company to lose this manufacturer. However, management asserts that the current expansion of other manufacturers' lines will continue in 2005, thus substantially reducing the percentage of revenues derived from and dependence on any one manufacturer.

NOTE 8 - PRIOR PERIOD ADJUSTMENT

During 2003, the Company restated it's previously issued 2002 financial statements due to the understatement of accrued expenses by $49,316 at December 31, 2002.

The effects on the company's previously issued 2002 financial statements are summarized as follows:


                                          Previously    Increase
                                          Reported     (Decrease)     Restated
                                          ---------     ---------      -------
Balance sheet as of December 31, 2002
Current liabilities                       $  4,580      $  49,316    $  53,896
Retained Earnings                         $278,888      $ (49,316)   $ 229,572

Decor Systems, Inc.
Balance Sheet
                                                      (Unaudited)
                                                    As of March 31,
                                                  2005             2004
                                                  ----             ----
ASSETS

CURRENT ASSETS
   Cash                                       $  150,223  $      117,290
   Accounts receivable                            58,077          67,291
   Prepaid Expenses                                1,605               -
                                            ------------- ---------------
                                                 209,905         184,581
FIXED ASSETS
   Equipment, Vehicles and Fixtures               64,068          71,062
   Accumulated Depreciation
                                                 (31,147)        (30,130)
                                            ------------- ---------------
                                                  32,921          40,932

OTHER ASSETS
   Deposits                                        1,500           2,970
   Prepaid Lease Costs, Net                        4,081               -
                                            ------------- ---------------

                                                   5,581           2,970

TOTAL ASSETS                                  $  248,407  $      228,483
                                            ============= ===============

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accrued Expenses                           $   26,836  $
   Current portion of long-term debt               4,580  48,274
                                                                   4,580
                                            ------------- ---------------
                                                  31,416          52,854

LONG-TERM DEBT,                                    7,252          11,371
                                            ------------- ---------------
   Less current portion                            7,252          11,371

STOCKHOLDER'S EQUITY
  Common  Stock,   $.0001  par  value,
100,000,000     shares     authorized;
5,000,000 issued and outstanding                     500             500
   Additional paid-in capital                        550             550
   Retained Earnings                             208,689         163,208
                                            ------------- ---------------
                                                 209,739         164,258

TOTAL LIABILITIES AND
STOCKHOLDER'S EQUITY                          $  248,407      $  228,483
                                            ============= ===============

                 See accompanying notes to financial statements

Decor Systems, Inc.
Statements of Income                                         (Unaudited)
                                                   For the Three Month Periods
                                                         ended March 31,

                                                      2005            2004
                                                      ----            ----

COMMISSIONS REVENUE                            $  122,227       $  178,610

OPERATING EXPENSES
   Contract labor                                   5,277            2,268
   Commissions                                      9,816           55,757
   Salaries & Payroll Taxes                        81,144           97,768
   Rent and utilities                               6,379           11,001
   Depreciation                                     1,893              738
   Other operating expenses                        10,991            2,988
                                            -------------- ----------------
                                                   115,500          170,520
GENERAL AND ADMINISTRATIVE EXPENSES
   Accounting and legal                            11,350              350
   Officer's life insurance                         2,272            1,247
   Travel                                           8,679            5,022
   Other administrative expenses                    2,381            2,525
                                            -------------- ----------------
                                                    24,682            9,144
                                            -------------- ----------------

INCOME FROM OPERATIONS                           (17,955)          (1,054)


                                             -------------- ----------------
NET INCOME                                    $  (17,955)       $  (1,054)
                                            ============== ================

WEIGHTED AVERAGE SHARES OUTSTANDING             5,000,000        5,000,000
EARNINGS PER SHARE                              $  (0.01)        $  (0.01)
                                            ============== ================

                 See accompanying notes to financial statements

Decor Systems, Inc.
Statements of Cash Flows


                                                                  (Unaudited)
                                                        For the Three Month
                                                       Periods ended March 31,
                                                         2005          2004
                                                         ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income                                           $ (17,955)    $(1,054)
 Adjustments to reconcile net income to net cash
provided by operating
 activities:
    Depreciation expense                                  1,893         738
    (Gain) loss on disposal of property and equipment         -           -

    Amortization Expense                                    371           -
 (Increase) decrease in:

    Accounts receivable                                  18,044      30,214

    Prepaid Expenses                                        575       2,950
 Increase (decrease) in :
    Accrued Expenses                                       (186)      38,290
                                                      ----------    ---------

NET CASH PROVIDED BY OPERATING ACTIVITIES                  2,742      71,138

CASH FLOWS FROM INVESTING ACTIVITIES
Sales (Purchases) of property and equipment                 (357)          -
                                                      -----------   ---------

NET CASH USED BY INVESTING ACTIVITIES                       (357)          -

CASH FLOWS FROM FINANCING ACTIVITIES
 Distributions to stockholder                            (35,745)    (18,644)
 Payments on long-term debt                               (1,145)     (1,145)
                                                      -----------   ---------
NET CASH USED BY FINANCING ACTIVITIES                    (36,890)    (19,789)

                                                      -----------   ---------
NET INCREASE (DECREASE) IN CASH                          (34,505)     51,349

CASH AT BEGINNING OF PERIOD                              184,728      65,941
                                                      -----------   ---------
CASH AT END OF PERIOD                                  $ 150,223    $117,290
                                                      ===========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
 Interest                                                  $  8       $    -
 Income Taxes                                              $  -       $    -

                 See accompanying notes to financial statements



                               DECOR SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS
            FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2005 and 2004
================================================================================



NOTE A - INTERIM PRESENTATION

The unaudited financial statements for the three-month periods ended March 31, 2005 and 2004 do not include all disclosures required by generally accepted accounting principles. The interim financial statements and notes thereto should be read in conjunction with the financial statements and notes thereto included herein for the years ended December 31, 2004 and 2003. In the opinion of management, the interim financial statements reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for the interim periods presented.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

The accounting firm of Alan K. Geer, PA audited our financial statements for the year ended December 31, 2004. The board of directors of the Company voted to engage this firm on May 12, 2005. The accounting firm of Ferlita, Walsh, & Gonzales, PA was engaged to audit the financial statements for the year ended December 31, 2003. The change in auditors was not due to a disagreement.

The Company has had no disagreements with its certified public accountants with respect to accounting practices or procedures or financial disclosure.

(i) On May 12, 2005, the Registrant dismissed Ferlita, Walsh, & Gonzales, PA from its position as the Company's independent accountants.

(ii) The audit report of Ferlita, Walsh, & Gonzales, PA, on November 22, 2004, for the year ended December 31, 2003 contained no adverse opinion, disclaimer of opinion, modification of opinion or qualification. The audit report of Alan K. Geer, PA, on May 26, 2005, for the year ended December 31, 2004 contained no adverse opinion, disclaimer of opinion, modification of opinion or qualification.

(iii)The Registrant's Board of Directors participated in and approved the decision to change independent accountants.

(iv) In connection with its audit for the most recent fiscal year and the interim period until the date of dismissal , there have been no disagreements with Ferlita, Walsh, & Gonzales, PA on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, which disagreement if not resolved to the satisfaction of Ferlita, Walsh, & Gonzales, PA would have caused them to make reference thereto in their report on the financial statements.

(v) During the most recent fiscal year and the interim period until the date of dismissal , there have been no reportable events (as defined in Regulation S-K
Item 304 (a)(1)(v)).


                             ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission, 450 Fifth Street N.W., Washington, D.C. 20549, a registration statement on Form SB-2 covering the common shares being sold in this offering. This prospectus includes all material information relating to the offering. We have, however, not included in this prospectus all the information contained in the registration statement, and you should refer to the registration statement and our exhibits for further information.

Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document. Furthermore, you should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor does it constitute an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and we will file periodic reports, proxy statements and other information with the SEC.

You may review a copy of the registration statement, including exhibits and schedules filed with it, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of such materials from the Public Reference Section of the SEC, at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the company, that file electronically with the SEC.

You may read and copy any reports, statements or other information that we file with the SEC at the addresses indicated above, and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

                                TABLE OF CONTENTS

                                                                          Page
                                                                         -------
Part I Information Required in Prospectus

Prospectus Summary                                                            4
Risk Factors                                                                  5
Use of Proceeds                                                               7
Determination of Offering Price                                               7
Dilution                                                                      8
Selling Security Holders                                                      8
Plan of Distribution                                                          8
Legal Proceedings                                                             9
Directors, Executive Officers, Promoters and Control Persons                  9
Security Ownership of Certain Beneficial Owners and Management               10
Description of Securities                                                    11
Interest of Named Experts and Counsel                                        12
Disclosure of Commission Position on Indemnification For Securities
Act Liabilities                                                              12
Organization Within Last Five Years                                          12
Description of Business                                                      12
Management's Discussion and Analysis or Plan of Operation                    15
Description of Property                                                      18
Certain Relationships and Related Transactions                               18
Market For Common Equity and Related Stockholder Matters                     18
Executive Compensation                                                       19
Financial Statements                                                         21
Changes in and Disagreements With Accountants on Accounting and Financial
Disclosure                                                                   30



Until _______________, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our stockholders for damages for breach of any duty owed to our stockholders or us. Florida law provides that a director shall have no personal liability for any statement, vote, decision or failure to act, regarding corporate management or policy by a director, unless the director breached or failed to perform the duties of a director. A company may also protect its officers and directors from expenses associated with litigation arising from or related to their duties, except for violations of criminal law, transactions involving improper benefit or willful misconduct. In addition, we shall have the power, by our by-laws or in any resolution of our stockholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance or indemnification of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, that type of indemnification is against public policy as expressed in the Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Subject to any future contingencies, the following table is an itemization of all expenses that we have incurred or we expect to incur in connection with the issuance and distribution of the securities being offered hereby. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering.

Item expense

SEC Registration Fee                                       $      127
Legal Fees and Expenses*                                       25,000
Printing registration statement and other documents*            1,747
Accounting Fees and Expenses*                                   8,000
                                                           -----------
Total                                                        $ 35,000
                                                           ===========
*Estimated Figures

                     RECENT SALES OF UNREGISTERED SECURITIES

On September 26, 1991, we issued an aggregate of 5000 shares of our common stock to Mr. Lee Colvin. We received $500 for the issuance of this stock. In connection with a 1000-for-one forward stock split authorized by our board of directors and sole stockholder, on September 24, 2002, Mr. Colvin exchanged his shares for 5,000,000 shares of our common stock.

We believe that the sale of the above securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Section 504 of Regulation D promulgated there under. The recipient of securities in such transaction represented his intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transaction . The recipient either received adequate information about us or had adequate access, through his relationship with us, to such information.

                                    EXHIBITS

Exhibit Number             Exhibit Description

1.1*   Articles of Incorporation
1.2*   Bylaws
5.1    Legal Opinion of Vanderkam & Associates
23.1   Consent of Alan K. Geer P.A., Certified Public Accountants
23.2   Consent of Ferlita, Walsh & Gonzalez, P.A., Certified Public Accountants
23.3   Consent of Vanderkam & Associates included in Exhibit 5.1

*     Previously filed
                                UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

a. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

c. Include any additional or changed material information on the plan of distribution.

2. That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing of Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Lutz, State of Florida on June 30, 2005.

                                              /s/ Lee Colvin
                                             -------------------------
Date: June 30, 2005                         By:  Lee Colvin,
                                            President and Chief Executive
                                            Officer and Chief Financial Officer


                                             /s/ Cheryl Colvin
                                             -----------------------------
Date: June 30, 2005                         By: Cheryl Colvin,
                                            Controller

In accordance with the requirements of the Securities act of 1933, this registration statement was signed by the following persons in the capacities and on the date stated.

SIGNATURE                  TITLE                                DATE
----------                 -----                                -----

/s/ Lee Colvin             President/Director                  June 30, 2005
--------------
Lee Colvin

/s/ Cheryl Colvin          Secretary/ Director/Controller     June 30, 2005
-----------------
Cheryl Colvin